UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2010
NUVEEN INVESTMENTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11123	36-3817266

(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

333 West Wacker Drive, Chicago, Illinois	60606

(Address of principal executive offices)	(Zip Code)
(312) 917-7700

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.02 Results of Operations and Financial Condition.
The information in Item 2.02 of this Report and the Exhibit attached hereto shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. Unless otherwise indicated, the terms “we,” “us,” “our” and “Nuveen Investments” refer to Nuveen Investments, Inc. and, where appropriate, its subsidiaries.
While Nuveen Investments is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we are required to file, pursuant to the terms of our outstanding 10.5% Senior Notes due 2015, a copy of substantially the same quarterly financial information that would be required to be contained in a filing by us with the Securities and Exchange Commission on Form 10-Q, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In order to satisfy our contractual obligations under the notes, we are publishing our unaudited consolidated balance sheets as of June 30, 2010 and December 31, 2009, unaudited consolidated statements of income for the three-month and six-month periods ended June 30, 2010 and 2009, unaudited consolidated statement of changes in shareholders’ equity for the six-month period ended June 30, 2010, and unaudited consolidated statements of cash flows for the six-month periods ended June 30, 2010 and 2009 (collectively, the “Consolidated Financial Statements”) via this Report on Form 8-K. The Consolidated Financial Statements and notes thereto are attached hereto as Exhibit 99.1.
In addition, set forth below is our Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and six-month periods ended June 30, 2010 and 2009, which should be read in conjunction with the Consolidated Financial Statements and related notes, as well as a discussion of Quantitative and Qualitative Disclosures About Market Risks.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis in conjunction with the Consolidated Financial Statements filed with this Form 8-K as Exhibit 99.1, including the notes thereto. The statements in this discussion and analysis regarding industry outlook, our expectations regarding our future performance and our liquidity and capital resources and other non-historical statements in this discussion are forward-looking statements. See “Forward-Looking Information and Risks” below. Our actual results may differ materially from those contained in or implied in any forward-looking statements due to numerous risks and uncertainties, including, but not limited to, the risk and uncertainties described in “Forward-Looking Information and Risks” below.
Description of the Business
The principal businesses of Nuveen Investments are investment management and related research, as well as the development, marketing and distribution of investment products and services for the high-net-worth and institutional market segments. We distribute our investment products and services, which include managed accounts, closed-end exchange-traded funds (“closed-end funds”), and open-end mutual funds (“open-end funds” or “mutual funds”) primarily to high-net-worth and institutional investors through intermediary firms, including broker-dealers, commercial banks, private banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors.
We derive a substantial portion of our revenue from investment advisory fees, which are recognized as services are performed. These fees are directly related to the market value of the assets we manage. Advisory fee revenue generally will increase with a rise in the level of assets under management. Assets under management will rise through sales of our investment products or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts. Fee income generally will decline when assets under management decline, as would occur when the values of fund portfolio investments decrease or when managed account withdrawals or mutual fund redemptions exceed gross sales and reinvestments.
In addition to investment advisory fees, we have two other main sources of operating revenue: performance fees and distribution and underwriting revenue. Performance fees are earned when investment performance on certain institutional accounts and hedge funds exceeds a contractual threshold. These fees are recognized only at the performance measurement date contained in the individual account management agreement. Distribution revenue is earned when certain funds are sold to the public through financial advisors. Generally, distribution revenue will rise and fall with the level of our sales of mutual fund products. Underwriting fees are earned on the initial public offerings of our closed-end funds. The level of underwriting fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund. Also included in distribution and underwriting revenue is revenue relating to our MuniPreferred® and FundPreferred®. These are types of auction rate preferred stock (“ARPS”) issued by our closed-end funds, shares of which have historically been bought and sold through a secondary market auction process. A participation fee has been paid by the fund to the auction participants based on shares traded. Access to the auction must be made through a participating broker. We have offered non-participating brokers access to the auctions, for which we earned a portion of the participation fee. Beginning in mid-February 2008, the auctions for our ARPS, for the ARPS issued by other closed-end funds and other auction rate securities began to fail on a widespread basis and have continued to fail. As we have described in several public announcements, we and the Nuveen closed-end funds have been working on various forms of debt and equity financing to redeem all of the approximately $15 billion of ARPS issued by our closed-end funds. As of June 30, 2010, the Nuveen funds have completed the redemption of approximately $8.8 billion of ARPS issued by them. However, as we previously disclosed in April 2010, 26 Nuveen leveraged closed end funds received demand letters from a law firm representing common shareholders of such funds, alleging that the funds’ advisor, Nuveen Asset Management, and the funds’ officers and Board of Directors breached their fiduciary duties in connection with the redemption at par of the funds’ ARPS. The funds’ independent board of directors evaluated the demand letters and determined that it was not in the best interests of the funds or its shareholders to take the actions suggested in the demand letters. The law firm that made the demand subsequently brought suits against Nuveen Investments, Nuveen Asset Management and specific individuals making allegations similar to those in the demand letters. That law firm has also filed a motion for a preliminary injunction to stop further redemptions of ARPS by the Nuveen funds. We believe that the lawsuit is without merit and we will rigorously defend against the lawsuit and motion. If the Nuveen funds are unable to redeem their remaining outstanding ARPS, we do not expect this failure to have a direct adverse impact on the financial position, operating results or liquidity of Nuveen Investments because ARPS are obligations of the Nuveen funds and neither Nuveen Investments nor the Nuveen funds are contractually obligated to redeem, or provide liquidity to redeem, ARPS. However, Nuveen Investments continues to believe that the refinancings have been in the best interests of the funds’ common and preferred shareholders, and notes that, despite the lawsuit, that the ARPS refinancings have resumed. Any future redemptions of ARPS and certain related financings may result in lower advisory fees. We also expect distribution and underwriting revenue relating to ARPS to continue to decrease.
Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.
Acquisition of the Company
On June 19, 2007, Nuveen Investments, Inc. (the “Predecessor”) entered into an agreement (the “merger agreement”) under which a group of private equity investors led by Madison Dearborn Partners, LLC (“MDP”) agreed to acquire all of the outstanding shares of the Predecessor for $65.00 per share in cash. The Board of Directors and shareholders of the Predecessor approved the merger agreement (the “MDP transaction”). The MDP transaction closed on November 13, 2007.

Recent Events
Strategic Combination with FAF Advisors
On July 29, 2010, we announced that we entered into an agreement with U.S. Bancorp to acquire, in exchange for a 9.5% stake in the parent company of Nuveen Investments and cash consideration, the long-term asset business of U.S. Bancorp’s FAF Advisors. FAF Advisors manages $25 billion of long-term assets and serves as the advisor of the First American Funds. FAF Advisors’ long-term asset business will be combined with Nuveen Asset Management. The transaction is expected to close later this year, subject to customary conditions.
Recent Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which amends the criteria for determining whether the consolidation of a variable interest entity (“VIE”) is required (ASC Codification Topic 810). A VIE is a term used by FASB to refer to an entity (the investee) in which the investor holds a controlling interest which is not based on the majority of voting rights. The importance of identifying a VIE is that companies need to consolidate such entities if they are the primary beneficiary of the VIE.
The new accounting guidance for VIEs changes the approach for determining the primary beneficiary of a VIE from a quantitative risk and reward model to a qualitative model based on control and economics. The new accounting guidance for VIEs was effective for Nuveen Investments on January 1, 2010, and is being applied prospectively.
Symphony Asset Management, LLC (“Symphony”), one of our subsidiaries, acts as a collateral manager for several collateralized loan and debt obligations (“CLOs” and “CDOs”). Under U.S. GAAP, these CLOs and CDOs are considered VIEs. Under the provisions of ASC Topic 810, we have determined that we are required to consolidate these CLOs and CDOs. (See Note 2, “Consolidated Variable Interest Entities,” to our Consolidated Financial Statements attached hereto as Exhibit 99.1 for additional detail).
As we did not elect to apply the provisions of ASC Topic 810 for VIEs retrospectively, our financial statements as of June 30, 2010 and for the three-month and six-month periods ended June 30, 2010 include nine newly consolidated entities which are not included in our consolidated balance sheet as of December 31, 2009, nor in our consolidated statements of income for the three-month and six-month periods ended June 30, 2009. (See Note 2, “Consolidated Variable Interest Entities,” to our Consolidated Financial Statements attached hereto as Exhibit 99.1 for additional information, including basis of assets and liabilities for newly consolidated entities).

Summary of Operating Results
The table presented below highlights the results of our operations for the three-month and six-month periods ended June 30, 2010 and 2009:
Financial Results Summary
Company Operating Statistics
(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Gross sales of investment products	$11,935	$6,437	85%	$19,197	$11,974	60%
Net flows of investment products	6,458	801	+++	7,797	(1,010)	+++
Assets under management (1)	150,234	127,815	18	150,234	127,815	18
Operating revenues	184.2	148.9	24	361.1	296.1	22
Operating expenses	136.6	104.2	31	277.0	222.0	25
Other income/(expense)	8.7	1.9	+++	13.9	2.7	+++
Other income/(expense) – VIEs	(141.3)	57.7	+++	(86.5)	71.6	+++
Net interest (expense)	(78.5)	(67.7)	16	(156.5)	(137.1)	14
Net interest income – VIEs	22.2	6.5	+++	51.4	11.6	+++
Income tax expense/(benefit)	(6.0)	(0.5)	+++	(19.5)	(15.0)	31
Noncontrolling interest net income/(loss)	(109.4)	0.4	+++	(38.4)	0.7	+++
Net income/(loss) attributable to Nuveen	(25.9)	(43.2)	+++	(35.6)	37.1	+++

(1) At period end.
Results of Operations
The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the Consolidated Financial Statements and related notes.
Gross sales of investment products (which include new managed accounts, deposits into existing managed accounts and the sale of open-end and closed-end fund shares) for the three-month and six-month periods ended June 30, 2010 and 2009 are shown below:

Gross Investment Product Sales
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Closed-End Funds	$743	$141	$929	$307
Mutual Funds	2,225	1,990	4,450	3,328
Retail Managed Accounts	1,904	2,584	3,948	4,854
Institutional Managed Accounts	7,063	1,722	9,870	3,485

Total	$11,935	$6,437	$19,197	$11,974

For the three-month period ended June 30, 2010, gross sales were up $5.5 billion, or 86%, versus sales in the second quarter of the prior year. This increase was almost completely driven by higher institutional managed account sales, which increased by $5.3 billion, or 310%, versus sales in the second quarter of 2009. Of this increase, $3.0 billion was due to a new agreement with State Street Global Advisors (“SSgA”). Effective April 1, 2010, Nuveen became a sub-advisor for passively managed municipal bond SPDR exchange traded funds (“ETFs”) (SPDR funds are shares of a family of exchange-traded funds traded in the United States and managed by SSgA; SPDR is an acronym for Standard & Poor’s Depository Receipt) along with other municipal bond strategies managed by SSgA. In addition, institutional growth account sales, driven by Winslow Capital, increased by $1.8 billion. Closed-end funds sales were also up for the quarter as we completed the initial public offering of the Nuveen Build American Bond Fund (NBB), raising $0.5 billion in the common share offering. Mutual fund sales increased 12% versus sales in the same quarter of the prior year, driven by a 161% increase in traditional value fund sales and a 10% increase in international/global value fund sales. Retail managed account sales declined $0.7 billion or 26% for the period, driven by declines across the majority of investment styles, partially offset by an increase in growth account sales for the quarter.
For the six-month period ended June 30, 2010, gross sales increased $7.2 billion, or 60%, versus sales in the same period of the prior year. Institutional managed account sales contributed to the majority of the increase, up $6.4 billion year-to-date, or 183% versus the prior year. The increased institutional managed account sales were driven by $3.0 billion of SSgA SPDR ETFs, $2.0 billion of higher growth account sales and $1.0 billion of higher international/global value account sales. In addition, mutual fund sales year-to-date were up $1.1 billion, or 34% and closed-end fund sales were up $0.6 billion. Partially offsetting these increases were lower retail managed account sales of $0.9 billion, or 19% driven by across-the-board declines in all investment styles except for growth account sales.
Net flows of investment products for the three-month and six-month periods ended June 30, 2010 and 2009 are shown below:

Net Flows
(in millions)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2010	2009	2010	2009
Closed-End Funds	$752	$77	$942	$(555)
Mutual Funds	1,018	1,057	2,043	1,361
Retail Managed Accounts	(387)	(44)	(484)	(1,815)
Institutional Managed Accounts	5,075	(289)	5,296	(1)

Total	$6,458	$801	$7,797	$(1,010)

For the three-month period ended June 30, 2010, we experienced $6.5 billion of net inflows, a substantial increase of $5.7 billion versus the same quarter of the prior year. Institutional managed account net inflows were $5.1 billion for the quarter, an increase of $5.4 billion versus the second quarter of 2009. The institutional managed account net inflows were driven by the SSgA ETFs, strong Winslow Capital growth account flows and Tradewinds international/global value account flows. Net flows into closed-end funds increased for the quarter as a result of the NBB closed-end fund offering. Mutual fund net inflows of $1.0 billion were flat for the quarter as higher gross sales were offset by higher municipal and international/global redemptions. Retail managed accounts experienced $0.4 billion of net outflows for the quarter driven primarily by lower municipal and international/global account sales.
For the six-month period ended June 30, 2010, we experienced $7.8 billion of net inflows, an $8.8 billion improvement versus the same period of the prior year. This improvement was seen across all product types, but most notably in institutional managed accounts. In addition to the strong inflows resulting from SSgA, Winslow Capital growth accounts and Tradewinds international/global value accounts, Symphony net flows improved $1.0 billion year-to-date versus the same period in 2009. This helped to offset a $1.0 billion decrease in net flows in municipal account sales year-to-date, driven by the loss of one large insurance account in March. Year-to-date, closed-end fund net inflows of $0.9 billion were an improvement of $1.5 billion versus the same period of the prior year. This increase was driven by two closed-end fund offerings (JMT and NBB) compared to the same period in 2009 when a significant amount of taxable fixed income and equity fund deleveraging occurred. Year-to-date, mutual fund net inflows were $2.0 billion, an increase of $0.7 billion versus the same period of the prior year with improvements across all investment styles (most notably municipal and traditional value). Retail managed accounts experienced $0.5 billion of net outflows for the period, but improved significantly versus the $1.8 billion of net outflows in the same period of 2009. This improvement was primarily driven by lower outflows in our traditional value accounts and international/global value accounts in addition to net inflows in our growth accounts.
The following table summarizes net assets under management:

Net Assets Under Management
(in millions)

	June 30,	December 31,	June 30,
	2010	2009	2009
Closed-End Funds	$46,791	$45,985	$41,891
Mutual Funds	23,490	21,370	17,329
Retail Managed Accounts	37,353	38,481	34,806
Institutional Managed Accounts	42,600	38,960	33,789

Total	$150,234	$144,796	$127,815

Assets under management ended the quarter at just over $150 billion, an increase of 4% versus assets under management at the end of the prior year and an increase of 18% versus June 30, 2009. At June 30, 2010, 49% of our assets were in municipal portfolios, 42% in equity portfolios and 9% in taxable income portfolios. At December 31, 2009, 47% of our assets were in municipal portfolios, 44% in equity portfolios and 9% in taxable income portfolios. The increase in municipal assets as a percentage of our portfolio is primarily due to the NAM – SSgA sub-advisory agreement secured in April, 2010.

The following table presents the component changes in our assets under management for the three-month and six-month periods ended June 30, 2010 and 2009:

Change in Net Assets Under Management
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Gross Sales	$11,935	$6,437	$19,197	$11,974
Reinvested Dividends	145	107	238	177
Redemptions	(5,622)	(5,743)	(11,638)	(13,161)

Net Flows	6,458	801	7,797	(1,010)
Appreciation/(Depreciation)	(6,326)	11,680	(2,359)	9,602

Increase/(Decrease) in Assets	$132	$12,481	$5,438	$8,592

Assets under management were essentially flat during the three-month period ended June 30, 2010. Net inflows of $6.4 billion were almost completely offset by market depreciation of $6.3 billion. Market movement during the quarter was comprised of $6.3 billion of equity market depreciation, $0.5 billion of taxable fixed-income market depreciation, partially offset by $0.5 billion of municipal market appreciation.
Assets under management were up $5.4 billion year-to-date, as a result of net inflows of $7.8 billion, partially offset by $2.4 billion of market depreciation. Year-to-date market movement was comprised of $3.4 billion of equity market depreciation, partially offset by $0.9 billion of municipal market appreciation of $0.1 billion of taxable fixed-income market depreciation.
Investment advisory fee revenue, net of sub-advisory fees and expense reimbursements, for the three-month and six-month periods ended June 30, 2010 and 2009 is shown in the following table:

Investment Advisory Fees (1)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Closed-End Funds	$68,222	$58,104	$134,126	$112,951
Mutual Funds	33,071	22,465	63,732	42,756
Managed Accounts	82,618	64,350	161,725	129,741

Total	$183,911	$144,919	$359,583	$285,448

(1) Sub-advisory fee expense for the three-month periods ended June 30, 2010 and 2009 were $5.9 million and $3.6 million. For the six-month periods ended June 30, 2010 and 2009, sub-advisory fee expense was $11.4 million and $7.0 million.
Advisory fee revenue of $183.9 million for three-month period ended June 30, 2010 increased $39.0 million, or 27%, from the second quarter of the prior year. Advisory fees were up across all product categories driven by higher asset levels, as the result of both net inflows and second half 2009 market appreciation. Closed-end fund advisory fees were up $10.1 million, or 17%, from the same quarter of 2009. Advisory fees on mutual funds were up $10.6 million, or 47%, and managed account advisory fees were up $18.3 million, or 28%, from the same period of the prior year.

Advisory fees of $359.6 million for the six-month period ended June 30, 2010 increased $74.1 million, or 26%, from the same period of 2009. Consistent with the second quarter, advisory fees were up across all product categories as a result of increased assets under management. Year-to-date, closed-end fund advisory fees were up $21.2 million, or 19%, mutual fund fees increased $21.0 million, or 49%, and managed account fees increased $32.0 million, or 25%, from the same period of the prior year.
Product distribution revenue for the three-month and six-month periods ended June 30, 2010 and 2009 is shown in the following table:

Product Distribution
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Closed-End Funds	$310	$229	$571	$425
Muni/Fund Preferred®	98	304	196	1,038
Mutual Funds	(1,030)	(818)	(1,159)	(779)

Total	$(622)	$(285)	$(392)	$684

Product distribution revenue declined $0.3 million for the three-month period ended June 30, 2010 from the same period of the prior year. This decline was largely due to the continued decline in MuniPreferred® and FundPreferred® fees as a result of an overall decrease in ARPS outstanding as a result of the redemption of these shares. In addition, mutual fund distribution revenue declined $0.2 million driven mainly by an increase in commissions paid to third party distribution firms on large dollar value sales. Partially offsetting these declines was an increase in closed-end fund underwriting revenue driven by the initial public offering of the Nuveen Build America Bond Fund (NBB).
Product distribution revenue declined $1.1 million for the six-month period ended June 30, 2010 from the same period of the prior year. Similar to the second quarter, the year-to-date decline was mainly driven by the decline in MuniPreferred® and FundPreferred® fees and increased mutual fund commissions paid to third party distribution firms on large dollar value sales.
Performance Fees/Other Revenue
Performance fees/other revenue consists of performance fees earned on certain institutional assets managed, consulting revenue and various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance. For the three-month period ended June 30, 2010, performance fees/other revenue was $0.9 million, down from $4.3 million in the second quarter of 2009 as a result of a decline in performance fees on international/global managed accounts.
For the six-month period ended June 30, 2010, performance fees/other revenue was $1.9 million, down from $10.0 million in the same period of the prior year. Similar to the second quarter, the $8.1 million decrease was a result of lower performance fees due to the loss of one large international account.

Operating Expenses
The following table summarizes operating expenses for the three-month and six-month periods ended June 30, 2010 and 2009:

Operating Expenses
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Compensation and benefits	$71,924	$47,720	$152,962	$117,147
Severance	563	6,620	6,599	6,695
Advertising and promotional costs	4,161	1,683	7,396	4,106
Occupancy and equipment costs	8,516	8,468	17,047	16,405
Amortization of intangible assets	17,545	16,210	35,090	32,420
Travel and entertainment	2,845	2,306	5,472	4,761
Outside and professional services	12,677	10,717	25,021	20,614
Other operating expenses	18,365	10,517	27,434	19,887

Total	$136,596	$104,241	$277,021	$222,035

Compensation and Benefits
For the three-month period ended June 30, 2010, compensation and related benefits increased $24.2 million, or 51%, from the same period of the prior year. The higher expense was a result of an increase in incentive compensation and the amortization expense related to a new mutual fund program which was not in place in the same period of 2009. Base compensation and benefits were up slightly, $1.0 million versus the same period of the prior year as a result of incremental headcount investments.
For the six-month period ended June 30, 2010, compensation and related benefits increased $35.8 million, or 31%, from the same period of the prior year. Similar to the second quarter, the increase was driven by higher incentive compensation and the amortization expense related to a new mutual fund incentive program which was not in place in the same period of 2009. Base compensation and benefits were unchanged versus the same period of the prior year.
Occupancy and Equipment Costs
Occupancy and equipment costs were essentially flat for the three-month period ended June 30, 2010 from the same period of the prior year. Higher depreciation expense related to technology projects was offset by lower rent expense as a result of the relocation of our Pennsylvania based operations organization to Chicago.
For the six-month period ended June 30, 2010, occupancy and equipment expenses increased $0.6 million, or 4%, from the same period of the prior year. Higher depreciation expense was partially offset by lower rent expense.
Amortization of Intangible Assets
For the three-month and six-month periods ended June 30, 2010, amortization of intangible assets expense increased by $1.3 million and $2.7 million, respectively, as a result of the finalization of the Winslow Capital Management intangible valuation in the fourth quarter of 2009.

Outside and Professional Services
Outside and professional services expense increased $2.0 million and $4.4 million respectively, for the three-month and six-month periods ending June 30, 2010 from the same periods of the prior year. The primary driver of this increase is higher consulting expense largely associated with technology projects.
All Other Operating Expenses
All other operating expenses, including severance, advertising and promotional costs, travel and entertainment, structuring fees, fund organization costs, recruiting costs and other expenses increased approximately $4.8 million for the three-month period ended June 30, 2010 compared to the same period of the prior year. Increased structuring fees related to closed-end fund offerings and higher mutual fund platform fees were partially offset by lower severance associated with a 2009 organizational restructuring.
All other operating expenses increased approximately $11.5 million for the six-month period ended June 30, 2010 compared to the same period of the prior year. Higher structuring fees, recruiting and sign-on costs and mutual fund platform fees were the key drivers of the increased expense.
Other Income/(Expense)
Other income/(expense) includes realized gains and losses on investments and miscellaneous income/(expense), including the gain or loss on the disposal of property.
The following is a summary of other income/(expense) for the three-month and six-month periods ended June 30, 2010 and 2009:

Other Income/(Expense)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Gains/(Losses) on Investments	$9,065	$4,278	$14,625	$741
Gains/(Losses) on Fixed Assets	1	—	(52)	(1)
Miscellaneous Income/(Expense)	(411)	(2,370)	(653)	1,921

Total	$8,655	$1,908	$13,920	$2,661

Other income/(expense) increased $6.7 million for the three month period ended June 30, 2010 when compared with the same period in the prior year. Of the $6.7 million increase, $1.9 million was due to an increase in the unrealized market-to-market gains on derivative transactions entered into as a result of the MDP transaction. Realized gains on our secular trust investments for our mutual fund incentive program accounted for another $2.4 million with the remaining increase driven largely by non-recurring miscellaneous expenses recorded in the second quarter of 2009.
Other income/(expense) increased $11.3 million during the six months ended June 30, 2010. Similar to the first quarter, the increase was driven by a $7.4 million increase in unrealized mark-to-market gains on derivative transactions, $2.5 million in realized gains on the secular trust for our mutual fund incentive program.

Other Income/(Expense) – VIEs
Other income from consolidated VIEs went from $57.7 million of income in the second quarter of 2009 to a $141.3 million loss in the three-month period ended June 30, 2010 driven by the consolidation of the nine new VIEs in 2010.
Other income from consolidated VIEs went from $71.6 million of income in the six-month period ended June 30, 2009 to a $86.5 million loss in the six-month period ended June 30, 2010 driven by the consolidation of the new VIEs in the first quarter of 2010.
Net Interest Expense
The following is a summary of net interest expense for the three-month and six-month periods ended June 30, 2010 and 2009:

Net Interest Expense
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Dividend and Interest Revenue	$1,210	$1,058	$2,823	$2,286
Interest Expense	(79,723)	(68,757)	(159,314)	(139,346)

Total	$(78,513)	$(67,699)	$(156,491)	$(137,060)

Net interest expense increased $10.8 million for the three-month period and $19.4 million for the six-month period ended June 30, 2010, respectively, due to an increase in overall outstanding debt.
Net Interest Income – VIEs
Net interest income from consolidated VIEs increased $15.7 million for the three-month period and $40.0 million for the six-month periods ended June 30, 2010 driven by the consolidation of the new VIEs in the first quarter of 2010.
Recent Updates to Authoritative Accounting Literature
As discussed in “Recent Events,” in June 2009, the FASB issued guidance which amends the criteria for determining whether the consolidation of a VIE is required. As a result of this new guidance, which is effective for Nuveen Investments as of January 1, 2010, nine newly consolidated VIEs are included in our consolidated balance sheet as of June 30, 2010 and our consolidated statements of income for the three and six months ended June 30, 2010.
Another recent update to authoritative accounting literature, Accounting Standards Update (“ASU”) “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements” (“ASU 820”), was issued by the FASB in January 2010 and amends ASC 820-10. This ASU requires new disclosures of: (i) significant transfers in and out of Levels 1 and 2 fair value measurements with reasons for the transfers and (ii) activity in Level 3 fair value measurements, including purchases, sales, issuances, and settlements on a gross basis. In addition, the reporting entity should provide fair value measurement disclosures for each class of assets and liabilities, and disclosures about inputs and valuation techniques used to measure fair value of both recurring and nonrecurring fair value measurements. This ASU includes conforming amendments to the guidance on employers’ disclosures about postretirement benefit plan assets (ASC 715-20). These amendments change the terminology from major categories of assets to classes of assets and provide a cross reference to ASC 820-10 on how to determine appropriate class to present fair value disclosures. This ASU is effective for interim and annual periods beginning after December 15, 2009, except disclosures about purchases, sales, issuances and settlements in the roll forward of Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and interim periods within those years. This ASU requires additional disclosures which will not have an impact on the Company’s results of operations or assets.
Capital Resources, Liquidity and Financial Condition
Our primary liquidity needs are to fund capital expenditures, service indebtedness and support working capital requirements. Our principal sources of liquidity are cash flows from operating activities and borrowings under our senior secured credit facilities and long-term notes.
In connection with the MDP transaction, we significantly increased our level of debt. As of June 30, 2010, we had approximately $3.9 billion in aggregate principal amount of indebtedness outstanding and have limited additional existing borrowing capacity.
During July 2009, we obtained a $450 million six-year, second-lien term loan facility with a fixed interest rate of 12.5%. A fee of 10% of the principal amount of the new term loans was paid ratably to the new lenders. The new term loans were made under our amended senior secured credit facility described below. We have escrowed proceeds from our new term loans to retire our 5% senior unsecured notes due 2010 (discussed below) at maturity. The remaining net proceeds from the new term loans were used to pay down a portion of our existing $2.3 billion first-lien term loans. During August 2009, we elected to borrow an additional $50 million under this second-lien term loan facility. A fee of 7% of the principal amount of these new term loans was paid ratably to the new lenders. The net proceeds from these new term loans were used to pay down a portion of our existing $2.3 billion first-lien term loans.
Senior Secured Credit Facilities
In connection with the MDP transaction, we entered into senior secured credit facilities, consisting of a $2.3 billion term loan facility and a $250 million revolving credit facility. At the time of the MDP transaction, we borrowed the full $2.3 billion term loan facility. The amounts borrowed under the term loan facility were used as part of the financing that was used to consummate the MDP transaction. During November 2008, we drew down the full $250 million revolving credit facility.
All borrowings under our senior secured credit facilities, other than the new term loans made in July and August 2009 described above (the “Additional Term Loans”), bear interest at a rate per annum equal to LIBOR plus 3.0%. In addition to paying interest on outstanding principal under our senior secured credit facilities, we are required to pay a commitment fee to the lenders in respect of any unutilized loan commitments at a rate of 0.3750% per annum. The Additional Term Loans bear interest at a rate per annum of 12.50%.
All obligations under our senior secured credit facilities are guaranteed by the Parent and each of our present and future, direct and indirect, material domestic subsidiaries (excluding subsidiaries that are broker dealers). The obligations under our senior secured credit facilities and these guarantees are secured, subject to permitted liens and other specified exceptions, (i) on a first-lien basis, by all the capital stock of Nuveen Investments and certain of its subsidiaries (excluding significant subsidiaries and limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of the first tier foreign subsidiaries) directly held by Nuveen Investments or any guarantor and (ii) on a first lien basis by substantially all present and future assets of Nuveen Investments and each guarantor, except that the Additional Term Loans are secured by the same capital stock and assets on a second-lien basis.
The first-lien term loan facility matures on November 13, 2014 and the revolving credit facility matures on November 13, 2013. The Additional Term Loans mature July 31, 2015.
We were required to make quarterly payments under the term loan facility in the amount of approximately $5.8 million. We used a portion of the Additional Term Loans to prepay these quarterly payments. Our senior secured credit facilities permit all or any portion of the loans outstanding thereunder to be prepaid at par, except that the Additional Term Loans may only be voluntarily prepaid with specified premiums prior to July 31, 2014.
Our senior secured credit facilities contain a number of covenants that, among other things, limit or restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, change the line of business, change the fiscal year, or engage in certain transactions with affiliates. The senior secured credit facilities contain a financial maintenance covenant that will prohibit us from exceeding a specified ratio of (1) funded senior secured indebtedness less unrestricted cash and cash equivalents to (2) consolidated adjusted EBITDA, as defined under our senior secured credit facilities. The senior secured credit facilities also contain customary events of default, limitations on our incurrence of additional debt, and other limitations.
Notes
Also in connection with the MDP transaction, we issued $785 million of 10.5% senior notes. The 10.5% senior notes mature on November 15, 2015 and pay a coupon of 10.5% based on par value, payable semi-annually on May 15 and November 15 of each year. We received approximately $758.9 million in net proceeds from the issuance of the 10.5% senior notes after underwriting commissions and structuring fees. The net proceeds were used as part of the financing that was used to consummate the MDP transaction. From time to time, we may, in compliance with the covenants under our senior secured credit facilities and the indenture for the 10.5% senior notes, redeem, repurchase or otherwise acquire for value the 10.5% senior notes.
Obligations under the 10.5% senior notes are guaranteed by the Parent and each of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries (excluding subsidiaries that are broker-dealers) that guarantee the debt under our senior secured credit facilities. These subsidiary guarantees are subordinated in right of payment to the guarantees of our senior secured credit facilities.
Senior Term Notes
On September 12, 2005, we issued $550 million of senior unsecured notes, consisting of $250 million of 5-year notes and $300 million of 10-year notes of which the majority remain outstanding. We received approximately $544.4 million in net proceeds after discounts. The 5-year senior term notes bear interest at an annual fixed rate of 5.0%, payable semi-annually on March 15 and September 15 of each year. The 10-year senior term notes bear interest at an annual fixed rate of 5.5%, also payable semi-annually on March 15 and September 15 of each year. The net proceeds from the notes were used to finance outstanding debt. The costs related to the issuance of the senior unsecured notes were capitalized and are being amortized to expense over their respective terms. From time to time we may, in compliance with the covenants under our senior secured credit facilities and the indentures for the 10.5% senior notes and these notes, redeem, repurchase or otherwise acquire for value these notes.

During 2008, we repurchased an aggregate $17.8 million (par value) of our $250 million 5-year notes. Of the $8.4 million paid in total, approximately $0.2 million was for accrued interest, with the remaining amount for principal. As a result, we recorded a $9.5 million gain on early extinguishment of debt during the fourth quarter of 2008. This gain is reflected in “Other Income/(Expense)” on our consolidated statement of income for the year ended December 31, 2008.
During 2009, we retired additional amounts of the 5% senior term notes due September 15, 2010. As of December 31, 2009, $26.4 million was paid in cash and $3.0 million was accrued to be paid on January 4, 2010 for a repurchase transaction with a December 29, 2009 trade date and a January 4, 2010 settlement date. Of the total $29.4 million in total cash paid by January 4, 2010, approximately $0.3 million was for accrued interest, with the remaining $29.1 million for principal representing $33.5 million in par. We recorded a $4.4 million gain on early extinguishment of debt in connection with these repurchase transactions. This gain is reflected in “Other Income/(Expense)” on our consolidated statement of income for the year ended December 31, 2009.
During the first six months of 2010, we retired additional amounts of the 5% senior term notes due September 15, 2010. During the first six months of 2010, $75.1 million was paid in cash for transactions with a trade date in calendar year 2010 and a settlement date on or before June 30, 2010, and $8.4 million was accrued to be paid on July 1, 2010 for a repurchase transaction with a June 28, 2009 trade date and a July 1, 2010 settlement date. In connection with the debt repurchase transactions with a trade date in calendar year 2010, we recorded a net loss of $0.4 million, comprised of: a $0.3 million loss on the early retirement of debt, a $74 thousand loss for the acceleration of the amortization of debt issuance costs, and a $26 thousand loss for the acceleration of discounts. This loss is reflected in “Other Income/(Expense)” on our consolidated statement of income for the six months ended June 30, 2010. In addition, for the debt repurchase transactions with a trade date in calendar year 2010, of the $83.5 million in cash paid/to be paid by July 1, 2010, approximately $1.0 million was for accrued interest, with the remaining $82.5 million for principal representing $82.2 million in par.
Adequacy of Liquidity
While we believe that funds generated from operations and existing cash reserves will be adequate to fund debt service requirements, capital expenditures and working capital requirements for the foreseeable future, our ability to continue to fund these items, to service debt and to maintain compliance with covenants in our debt agreements may be affected by general economic, financial, competitive, legislative, legal and regulatory factors and by our ability to refinance or repay outstanding indebtedness with scheduled maturities beginning in November 2013. On April 1, 2009, Moody’s Investors Service lowered our corporate family rating to Caa1, the rating for our senior secured credit facilities to B3, and the rating for our senior unsecured notes to Caa3. In addition, on April 1, 2009, Standard and Poor’s Ratings Services lowered our local currency long-term counterparty credit rating to B-. While these ratings downgrades have not affected our financial condition, results of operations or liquidity, they could make it more difficult for us to obtain financing in the future. In the event that we are unable to repay any of our outstanding indebtedness as it becomes due, we might need to explore alternative strategies for funding, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, securing alternative sources of funding may not be feasible, which could result in further adverse effects on our financial condition.
Our senior secured credit facilities include a financial maintenance covenant requiring us to maintain a maximum ratio of net senior secured indebtedness to adjusted EBITDA (as defined in the credit agreement). As of June 30, 2010, this maximum ratio was 5.75:1.00. As of June 30, 2010, we were in compliance with this covenant, as our actual ratio of senior secured indebtedness to adjusted EBITDA (as defined in the credit agreement) was 4.68:1.00 based on $1.9 billion of senior secured indebtedness and adjusted EBITDA (as defined in the credit agreement) of $415.6 million. In addition, as of June 30, 2010, we were in compliance with all other covenants and other restrictions under our debt agreements.
Equity
As part of the NWQ acquisition, key individuals of NWQ purchased a non-controlling, member interest in the profits of NWQ Investment Management Company, LLC. This purchase allowed management to participate in profits of NWQ above specified levels beginning January 1, 2003. Beginning in 2004 and continuing through 2008, we had the right to purchase the noncontrolling members’ respective interests in

NWQ at fair value. During the first quarter of 2008, we exercised our right to call all of the remaining Class 4 noncontrolling members’ interests for $23.6 million. As of March 31, 2008, we had repurchased all member interests outstanding under this program.
As part of the Santa Barbara acquisition, an equity opportunity was put in place to allow key individuals to participate in Santa Barbara’s earnings growth over the subsequent five years (Class 2 Units, Class 5A Units, Class 5B Units, and Class 6 Units, collectively referred to as “Units”). The Class 2 Units were fully vested upon issuance. One third of the Class 5A Units vested on June 30, 2007, one third vested on June 30, 2008, and one third vested on June 30, 2009. One third of the Class 5B Units vested upon issuance, one third on June 30, 2007, and one third vested on June 30, 2009. The Class 6 Units vested on June 30, 2009. The Units entitle the holders to receive a distribution of the cash flow from Santa Barbara’s business to the extent such cash flow exceeds certain thresholds. The distribution thresholds vary from year to year, reflecting Santa Barbara achieving certain profit levels and the distributions of profits interests are also subject to a cap in each year. During 2009, 2008 and 2007, we recorded approximately $38 thousand, $0.2 million and $2.9 million, respectively, of income attributable to these non-controlling interests. Beginning in 2008 and continuing through 2012, we have the right to acquire the Units of the non-controlling members. During 2008, we exercised our right to call 100% of the Class 2 Units. During the first quarter of 2010, we exercised our right to call 100% of the Class 5 Units.
During 2006, new equity opportunities were put in place covering NWQ, Tradewinds and Symphony. These programs allow key individuals of these businesses to participate in the growth of their respective businesses over the subsequent six years. Classes of interests were established at each subsidiary (collectively referred to as “Interests”). Certain of these Interests vested or vest on June 30, 2007, 2008, 2009, 2010 and 2011. The Interests entitle the holders to receive a distribution of the cash flow from their business to the extent such cash flow exceeds certain thresholds. The distribution thresholds increase from year to year and the distributions of the profits interests are also subject to a cap in each year. During the six months ended June 30, 2010 and 2009, we recorded approximately $1.1 million and $0.7 million, respectively, of income attributable to these non-controlling interests. Beginning in 2008 and continuing through 2012, we have the right to acquire the Interests of the non-controlling members. During the first quarter of 2008, we exercised our right to call all of the Class 7 Interests. During the first quarter of 2009, we exercised our right to call all the Class 8 Interests. During the first quarter of 2010, we exercised our right to call all of the Class 9 Interests.
Broker/Dealer
Our broker-dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards. (See Note 5, “Net Capital Requirement,” to our Consolidated Financial Statements attached hereto as Exhibit 99.1).
Off-Balance Sheet Arrangements
We do not invest in any off-balance sheet vehicles that provide financing, liquidity, market or credit risk support or engage in any leasing activities that expose us to any liabilities that are not reflected in our Annual Financial Statements and Quarterly Financial Statements.
Forward-Looking Information and Risks
From time to time, information we provide or information included in our filings with the SEC (including Management’s Discussion and Analysis of Financial Condition and Results of Operations in this Form 8-K and the notes to the Consolidated Financial Statements) may contain statements that are not historical facts, but are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or future financial performance and reflect management’s expectations and opinions. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or comparable terminology. These statements are only predictions, and our actual future results may differ significantly from those anticipated in any forward-looking statements due to numerous known and unknown risks, uncertainties and other factors. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed below and elsewhere in this report. These factors may not be exhaustive, and we cannot predict the extent to which any factor, or combination of factors, may cause actual results to differ materially from those predicted in any forward-looking statements. We undertake no responsibility to update publicly or revise any forward-looking statements, whether as a result of new information, future events or any other reason.
Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, and/or profit margins to decline include: (1) the adverse effects of declines in securities markets and/or poor investment performance by us; (2) adverse effects of volatility in the equity markets and disruptions in the credit markets, including the effects on our assets under management as well as on our distribution partners; (3) our inability to access third-party distribution channels to market our products or a reduction in fees we might receive for services provided in these channels; (4) the effects of the substantial competition that we face in the investment management business; (5) a change in our asset mix to lower revenue generating assets; (6) a loss of key employees; (7) the effects on our business and financial results of the failure of the auctions beginning in mid-February 2008 of the approximately $15.4 billion of auction rate preferred stock (“ARPS”) issued by our closed-end funds (which has resulted in a loss of liquidity for the holders of these ARPS) and our and the funds’ efforts to obtain financing to redeem the ARPS at their par value of $25,000 per share and the effects of any regulatory activity or litigation relating thereto, including the potential FINRA disciplinary action with respect to ARPS discussed in our 2009 Form 10-K and the lawsuit filed on July 27, 2010 on behalf of certain common shareholders of certain Nuveen funds that have redeemed ARPS; (8) a decline in the market for closed-end funds, mutual funds and managed accounts; (9) our failure to comply with various government regulations, including federal and state securities laws, and the rules of FINRA; (10) the impact of changes in tax rates and regulations; (11) developments in litigation involving the securities industry or us; (12) our reliance on revenues from our investment advisory contracts which generally may be terminated on sixty days notice and, with respect to our closed-end and open-end funds, are also subject to annual renewal by the independent board of trustees of such funds; (13) adverse public disclosure, failure to follow client guidelines and other matters that could harm our reputation; (14) the effect on us of increased leverage as a result of our incurrence of additional indebtedness in connection with the MDP transaction and the Additional Term Loans issued by us in July and August 2009, including that our business may not generate sufficient cash flow from operations or that future borrowings may not be available in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs; (15) future acquisitions that are not profitable for us; (16) the impact of accounting pronouncements; and (17) any failure of our operating personnel and systems to perform effectively.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market Risk
The following information, and information included elsewhere in this report, describes the key aspects of certain financial instruments that have market risk.
Interest Rate Sensitivity
Although we have sought to mitigate our interest rate risk as discussed hereafter, our obligations under the senior secured credit facilities will expose our earnings to changes in short-term interest rates since the interest rate on this debt is variable. At June 30, 2010, the aggregate principal amount of our indebtedness (excluding the debt of the consolidated variable interest entities) was approximately $3.9 billion, of which approximately $2.3 billion is variable rate debt and approximately $1.6 billion is fixed rate debt. For our variable rate debt, we estimate that a 100 basis point (one percentage point) increase in variable interest rates would have resulted in a $23.4 million increase in annual interest expense; however, it would not be expected to have a substantial impact on the fair value of the debt at June 30, 2010. A change in interest rates would have no impact on interest incurred on our fixed rate debt or cash flow, but would have an impact on the fair value of the debt. We estimate that a 100 basis point increase in interest rates from the levels at June 30, 2010 would result in a net decrease in the fair value of our fixed debt of approximately $54.7 million.
The variable nature of our obligations under the senior secured facilities creates interest rate risk. In order to mitigate this risk, we entered into certain derivative transactions that effectively converted our variable rate debt arising from the MDP transaction into fixed-rate borrowings (collectively, the “New Debt Derivatives”). As some of these derivative transactions matured, we have occasionally entered into new, similar transactions in order to continue to mitigate interest rate exposure on the variable rate debt. At June 30, 2010, these derivative transactions were comprised of eight interest rate swaps with a notional value totaling $1.2 billion. These derivatives were not accounted for as hedges for accounting purposes. For additional information, see Note 8, “Derivative Financial Instruments” of the accompanying consolidated financial statements. At June 30, 2010, the fair value of the New Debt Derivatives was a net liability of $55.6 million, of which $8.6 million is reflected in “Short-Term Obligations” and $47.0 million is reflected in “Long-Term Obligations.” We estimate that a 100 basis point change in interest rates would have a $14.0 million impact on the fair value of the New Debt Derivatives.
Our investments consist primarily of company-sponsored managed investment funds that invest in a variety of asset classes. Additionally, we periodically invest in new advisory accounts to establish a performance history prior to a potential product launch. Company sponsored funds and accounts are carried on our consolidated financial statements at fair market value and are subject to the investment performance of the underlying securities in the sponsored fund or account. Any unrealized gain or loss is recognized upon the sale of the investment. The carrying value of our investments in fixed-income funds or accounts, which expose us to interest rate risk, was approximately $32.5 million (which excludes consolidated VIEs) at June 30, 2010. We estimate that a 100 basis point increase in interest rates from the levels at June 30, 2010 would result in a net decrease of approximately $1.4 million in the fair value of the fixed-income investments at June 30, 2010. A 100 basis point increase in interest rates is a hypothetical scenario used to demonstrate potential risk and does not represent management’s view of future market changes.
Equity Market Sensitivity
As discussed above in the “Interest Rate Sensitivity” section, we invest in certain company sponsored managed investment funds and accounts that invest in a variety of asset classes. The carrying value of our investments in funds and accounts subject to equity price risk is approximately $104.8 million at June 30,

2010. We estimate that a 10% adverse change in equity prices would result in a $10.5 million decrease in the fair value of our equity securities. The model to determine sensitivity assumes a corresponding shift in all equity prices.
We do not enter into foreign currency transactions for speculative purposes and currently have no material investments that would expose us to foreign currency exchange risk.
In evaluating market risk, it is also important to note that most of our revenue is based on the market value of assets under management. Declines of financial market values will negatively impact our revenue and net income.
Inflation
Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds and accounts we manage, which in turn would result in a decline in investment advisory and performance fee revenue.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d)  Exhibits

Exhibit No.	Description
99.1	Consolidated Financial Statements of Nuveen Investments, Inc. and its subsidiaries for the three and six months ended June 30, 2010 and 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 13, 2010	NUVEEN INVESTMENTS, INC.

	By:	/s/ John L. MacCarthy

Name: John L. MacCarthy
Title: Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Consolidated Financial Statements of Nuveen Investments, Inc. and its subsidiaries for the three and six months ended June 30, 2010 and 2009.